Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-0837640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
855 East Main Avenue, Zeeland, MI 49464
(Address of principal executive offices and zip code)

Knoll Retirement Savings Plan
 (Full title of the plan)

Jacqueline H. Rice
Herman Miller, Inc.
855 East Main Avenue
Zeeland, MI 49464
(616) 654-3000
(Name, address and telephone number of
agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.20 par value per share:	25,000 shares(2)	$44.39	$1,109,750.00	$121.07

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.20 per share (“Herman Miller common stock”), of Herman Miller, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Herman Miller common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Knoll Retirement Savings Plan (the “Plan”). Pursuant to Rule 457(h)(2), no registration fee is required to be paid in respect of such plan interests.

(2) Represents shares of Herman Miller common stock issuable pursuant to the Plan.

(3) Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Herman Miller common stock as reported on NASDAQ on July 15, 2021.

EXPLANATORY NOTE

On July 19, 2021, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), by and among Herman Miller, Inc. (the “Company”), Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Knoll, Inc., a Delaware corporation (“Knoll”), Merger Sub merged with and into Knoll (the “Merger”), with Knoll continuing as the surviving corporation and a wholly owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Knoll (other than shares exercising dissenters rights, shares owned by Knoll as treasury stock, shares owned by the parties to the Merger Agreement or their subsidiaries, or shares subject to Knoll restricted stock awards), was converted into the right to receive (a) $11.00 per share in cash, without interest and (b) 0.32 shares of shares of Herman Miller common stock, with, if applicable, cash in lieu of fractional shares, less any applicable withholding taxes.

This Registration Statement registers shares of Herman Miller common stock which may be issuable pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020, filed with the Commission on July 28, 2020;

(b) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2020, filed with the Commission on June 21, 2021;

(c) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on September 1, 2020;

(d) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 29, 2020, November 28, 2020 and February 27, 2021, filed with the Commission on October 5, 2020, January 4, 2021 and April 6, 2021, respectively;

(e) The Company’s Current Reports on Form 8-K filed with the Commission on June 9, 2020, July 9, 2020, July 17, 2020, August 13, 2020, August 24, 2020, September 16, 2020, October 14, 2020, April 19, 2021, April 22, 2021, June 3, 2021, June 22, 2021, July 1, 2021 and July 14, 2021; and

(f) The description of Herman Miller common stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2020 annual meeting of stockholders as described above and is not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, the Company may file or furnish with the Commission, unless otherwise specified in such current report or in such form.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is obligated under its Restated Articles of Incorporation and its Amended and Restated Bylaws to indemnify its directors and officers to the fullest extent permitted under applicable law, including the Michigan Business Corporation Act (the “MBCA”), in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which such person is a witness or which is brought again such person in his or her capacity as a director, officer, employee, agent, or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which such person was serving at the request of the Company.

Under Sections 561 through 571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company’s request); and (b) expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company; provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

The MBCA generally requires that the indemnification provided for in (a) and (b) of the preceding paragraph be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit, or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees, or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred, and for judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution, or agreement specifically provides otherwise.

Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Company’s charter documents or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or officer.

The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company (or positions held with another entity at the request of the Company), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Company maintains such insurance on behalf of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Restated Articles of Incorporation of Herman Miller, Inc., dated as of October 8, 2018 (incorporated by reference to Exhibit 3.1 to Herman Miller’s Quarterly Report on Form 10-Q filed October 10, 2018).

4.2	Amended and Restated Bylaws of Herman Miller, Inc., dated as of April 9, 2019 (incorporated by reference to Exhibit 3 to Herman Miller’s Current Report on Form 8-K filed April 9, 2019).

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Herman Miller, Inc.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Herman Miller, Inc.

23.3*	Consent of Kronick Kalada Berdy & Co., P.C., Independent Registered Public Accounting Firm of the Knoll Retirement Savings Plan.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

Pursuant to the instruction to Item 8 to Form S-8, no opinion of counsel as to the legality of the shares of Herman Miller common stock registered with respect to the Plan is furnished because no original issuance securities are being registered.

The Internal Revenue Service has delivered a letter dated May 15, 2013 indicating that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The Company will make all changes required by the Internal Revenue Service in order to maintain the qualification of the Plan.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 14(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on July 19, 2021.

HERMAN MILLER, INC.

By:	/s/Jeffrey M. Stutz
Name: Jeffrey M. Stutz
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated

Date: July 19, 2021	/s/ Andrea R. Owen
Andrea R. Owen, President, CEO (Principal Executive Officer), and Director

Date: July 19, 2021	/s/ Jeffrey M. Stutz
Jeffrey M. Stutz, CFO (Principal Financial Officer and Principal Accounting Officer)

Date: July 19, 2021	/s/ Mary Vermeer
Mary Vermeer Andringa, Director

Date: July 19, 2021	/s/ David A. Brandon
David A. Brandon, Director

Date: July 19, 2021	/s/ Douglas D. French
Douglas D. French, Director

Date: July 19, 2021	/s/ John R. Hoke III
John R. Hoke III, Director

Date: July 19, 2021	/s/ Lisa A. Kro
Lisa A. Kro, Director

Date: July 19, 2021	/s/ Heidi J. Manheimer
Heidi J. Manheimer, Director

Date: July 19, 2021	/s/ Candace S. Matthews
Candace S. Matthews, Director

Date: July 19, 2021	/s/ Michael C. Smith
Michael C. Smith, Director

Date: July 19, 2021	/s/ Michael A. Volkema
Michael A. Volkema, Director

Date: July 19, 2021	/s/ Michael R. Smith
Michael R. Smith, Director

The Plan: Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on July 19, 2021.

KNOLL RETIREMENT SAVINGS PLAN

By:	/s/ Charles W. Rayfield
Name:	Charles W. Rayfield
Title:	Authorized Committee Member